UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 14, 2010
MiddleBrook Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50414	52-2208264

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Village Circle, Suite 100, Westlake, Texas	76262

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (817) 837-1200
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
As previously disclosed, on April 30, 2010, MiddleBrook Pharmaceuticals, Inc. (“MiddleBrook” or the “Company”) filed a voluntary petition for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), case number 10-11485.
On May 14, 2010, MiddleBrook issued a press release announcing that it had entered into an asset purchase agreement (the “Agreement”) with Victory Pharma, Inc. (“Victory”), a Delaware corporation, pursuant to which MiddleBrook has agreed to sell substantially all of its assets in exchange for a cash purchase price of $17.1 million, subject to adjustment for product sales by MiddleBrook prior to closing in excess of specified limits, plus the assumption of trade sales and certain other liabilities of the Company. The Agreement is subject to customary closing conditions, approval by the Bankruptcy Court, and the receipt of no higher or otherwise better offers pursuant to specific bidding procedures and a competitive auction process to be conducted under the supervision of the Bankruptcy Court. Victory has made a $1.71 million deposit toward the purchase price. The parties have also agreed to place $350,000 of the purchase price in escrow at closing to satisfy certain liabilities of MiddleBrook that it fails to timely pay.
MiddleBrook and Victory made customary representations, warranties, and covenants in the Agreement, including, among others, covenants by MiddleBrook to promptly file a motion with the Bankruptcy Court to approve the Agreement, to operate the business in the ordinary course, and to refrain from selling products in excess of certain dollar limitations in each month prior to closing. The Agreement will automatically terminate if the Bankruptcy Court or another court of competent jurisdiction enters an order approving a proposal from another person for the acquisition of substantially all of MiddleBrook’s assets. In addition, Victory may terminate the Agreement if the Bankruptcy Court (i) has not approved MiddleBrook’s motion to approve the bidding procedures and the form of the Agreement on or before June 30, 2010, or (ii) has not entered an order approving the Agreement before August 31, 2010. The Agreement contains certain other termination rights for MiddleBrook and Victory upon the occurrence of other specified events. Upon termination of the Agreement under specified circumstances, MiddleBrook will be required to pay Victory a termination fee of $400,000 and reimburse up to $150,000 of Victory’s transaction expenses.
The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. A copy of the press release is attached hereto as Exhibit 99.1
The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement. The representations and warranties in the Agreement may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Victory or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01.	Other Events.
On May 4, 2010, the Bankruptcy Court entered an Interim Order Establishing Notification and Hearing Procedures for Transfers of Equity Securities (the “Order”). The Order establishes notice and waiting periods to govern certain transfers of MiddleBrook’s equity securities, as well as procedures for objecting to such transfers in certain circumstances, and provides that transfers of MiddleBrook equity securities in violation of such procedures are void. The Final Hearing Date established in the Order has been moved to June 7, 2010 at 9:30 a.m. Eastern Time.

The foregoing description of the terms of the Order does not purport to be complete and is qualified in its entirety by reference to the Order, which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit No.	Exhibit
2.1	Asset Purchase Agreement, dated May 14, 2010, by and between the Company and Victory Pharma, Inc.*

99.1	Press Release dated May 14, 2010

99.2	Interim Order Establishing Notification and Hearing Procedures for Transfers of Equity Securities

*	Seller Disclosure Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDDLEBROOK PHARMACEUTICALS, INC.
Dated: May 19, 2010	By:	/s/ David Becker
		Name:	David Becker
		Title:	Executive Vice President, Chief Financial Officer and Acting President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Asset Purchase Agreement, dated May 14, 2010, by and between the Company and Victory Pharma, Inc.*

99.1	Press release dated May 14, 2010

99.2	Interim Order Establishing Notification and Hearing Procedures for Transfers of Equity Securities

*	Seller Disclosure Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission